Exhibit 99.1

Investor Relations inquiries: Joel M. Wine Matson, Inc. 510.628.4565 jwine@matson.com	Media inquiries: Jeff S. Hull Matson, Inc. 510.628.4534 jhull@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FOURTH QUARTER 2012 EPS OF $0.36, FULL YEAR EPS OF $1.08 AND COMMENTS ON 2013 OUTLOOK

•                  Increased Guam volume sustained amid an improved China rate environment during quarter

•                  Diluted EPS from Continuing Operations of $1.22 in 2012, up 11.9% versus $1.09 in 2011

•                  Ocean transportation operating income up 31.1% for the full year, 113.6% for the quarter

•                  2012 EBITDA of $168.8 million; operating income of $96.7 million

•                  Further operating margin improvements expected in 2013

HONOLULU, Hawaii (February 7, 2013) — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $15.6 million, or $0.36 per diluted share for the fourth quarter ended December 31, 2012(1). Net income for the fourth quarter ended December 31, 2011 was $1.6 million, or $0.04 per diluted share. Consolidated revenue for the fourth quarter 2012 was $398.3 million compared with $374.9 million reported for the fourth quarter 2011.

For the full year 2012, Matson reported net income of $45.9 million, or $1.08 per diluted share compared with $34.2 million or $0.81 per diluted share in 2011. Consolidated revenue for the full year 2012 was $1,560.0 million, compared with $1,462.6 million in 2011.

Matt Cox, Matson’s President and Chief Executive Officer commented, “Continued strong Guam volume and an improved rate environment in our expedited China service led to a solid fourth quarter.  For the year, these same factors, and continuing volume strength out of China resulted in a satisfactory performance. Yet we believe we can do better.”

Cox continued, “Looking into 2013, we expect mixed results in our ocean transportation trade lanes as compared to 2012, but on balance we expect to improve operating margins. Likewise, we expect margins in our logistics group to improve. These gains, and the cash flow generated, will allow us to support a strong dividend, maintain an investment grade credit standing and provide capacity for future vessel replacement and growth investments.”

Operating income was $23.9 million for the fourth quarter 2012, compared to $11.8 million for fourth quarter 2011. Operating income for the full year 2012 was $96.7 million compared with $78.6 million in 2011. Earnings per diluted share from Continuing Operations were $0.36 and $0.16 for the fourth quarters of 2012 and 2011, respectively.

(1) The financial results for the fourth quarter and first twelve months of 2012 reflect Matson’s separation from its former parent corporation, Alexander & Baldwin, Inc. (“A&B”), on June 29, 2012. The separation of Matson from A&B was originally announced on December 1, 2011. Due to the structure of the separation transaction, A&B’s non-Matson operations have been included in Matson’s financial statements as discontinued operations.

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2012 Discussion and 2013 Business Outlook

Ocean Transportation: In the fourth quarter and throughout 2012, Hawaii container and auto volume was adversely impacted by subdued construction activity, competitive rate pressures, a modest market contraction resulting from direct foreign sourcing of cargo and the timing of automobile rental fleet replacements. However, there have been encouraging indications that the Hawaii economy is reviving, evidenced by strong fourth quarter 2012 consumer spending and a marginal uptick in construction activity late in the year. Therefore, modest volume gains are expected in the Hawaii trade in 2013.

In the China trade, freight rates in the fourth quarter of 2012 continued to be higher than year earlier periods, reflecting an improved general rate environment. However, additional capacity is expected to enter this market in 2013 that will outstrip demand. While continued carrier restraint is expected to some degree, average annual freight rates are expected to erode modestly for Matson. Further, the Company expects to run its ships at less than full capacity during the traditional slack season but return to historical high utilization levels for the balance of 2013.

During the fourth quarter and throughout 2012, the Company benefitted significantly from strong volume in its Guam trade, which resulted from the departure of a major competitor the prior year. The timing and probability of a new competitor entering this market is unknown; however, overall market volume growth and economic growth in Guam during 2012 was muted.   Slow, if any, overall growth in Guam is expected to continue in 2013; and therefore, Matson’s volumes in 2013 are expected to be relatively flat compared to 2012 levels.

Results for SSAT, the Company’s terminal operations joint venture, were negatively affected throughout 2012 by significantly reduced lift volume due to customer losses. This customer attrition is expected to negatively impact results throughout 2013 and it is therefore expected that SSAT will operate at a breakeven level.

In addition to the trade lane outlook, the Company expects to benefit from operating a nine-ship fleet for most of 2013 and lower outside transportation costs, both of which result from a lighter dry-dock schedule. Overall, operating income in the Ocean Transportation segment is therefore expected to improve modestly from 2012 levels.

Logistics: In the fourth quarter and throughout 2012, volume and pricing in Logistics’ intermodal and highway businesses were mixed. In the fourth quarter, the segment incurred significant one-time, non-cash losses associated with its Northern California warehousing operation, which resulted from consolidating warehouse space and recognizing the impairment of an intangible asset. As a result, Logistics performance was below long-term expectations. In response, the Company has taken cost-cutting measures to lower Logistics’ general and corporate overhead and initiated the roll-out of a domestic 53-foot container pilot program to improve profitability. Warehouse operations are expected to improve as a result of the consolidation. Therefore, Logistics is expected to improve its operating income margins to 1-2 percent of revenues in 2013 and overall operating income is expected to return to a level similar to 2011.

Other: The Company expects capital expenditures for 2013 to be $40-$50 million, excluding vessel replacement capital expenditures. Further, the Company may elect to make deposits to the Capital Construction Fund if it is able to finalize its vessel replacement plan. These deposits could be significant and will have the effect of reducing the Company’s current cash tax liabilities.

By Segment

Ocean Transportation — Three months ended December 31, 2012 compared with 2011

	Three Months Ended December 31
(Dollars in millions)	2012	2011	Change
Revenue	$303.7	$282.1	7.7%
Operating income(1)	$26.7	$12.5	113.6%
Operating income margin	8.8%	4.4%
Volume (units)(2)
Hawaii containers	35,100	35,000	0.3%
Hawaii automobiles	18,800	19,700	(4.6)%
China containers	14,000	15,800	(11.4)%
Guam containers	6,500	5,100	27.5%

(1)     The Company incurred additional costs related to the shutdown of CLX2  that did not meet the criteria to be classified as discontinued operations of approximately $1.0 million for the three months ended December 31, 2011 and therefore reduced operating income by that amount.   Costs related to the shutdown of CLX2 included in Income from Continuing Operations during the three months ended December 31, 2012 were immaterial.

(2)     Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

Ocean transportation revenue increased $21.6 million, or 7.7 percent, during the three months ended December 31, 2012 compared with the three months ended December 31, 2011. The increase was due principally to significantly higher volume in the Guam trade and an increase in China trade freight rates, partially offset by lower volume in the China trade.

Container volume increased in the Hawaii and Guam trade lanes in the three months ended December 31, 2012 compared with the three months ended December 31, 2011: Hawaii container volume increased 0.3 percent due principally to a modest increase in demand; Guam volume increased by 27.5 percent due to gains related to the departure of a major competitor from the trade in mid-November 2011. Hawaii automobile volume decreased 4.6 percent due primarily to the timing of automobile rental fleet replacement. China container volume decreased 11.4 percent due primarily to a sailing scheduled for 2012 that was delayed and fell into early January 2013.

Ocean transportation operating income increased $14.2 million, or 113.6 percent, during the three months ended December 31, 2012 compared with the three months ended December 31, 2011. The significant increase in operating income was principally due to increased freight rates in the China trade, significantly higher volume in the Guam trade and improvements in vessel operating expenses and overhead, partially offset by higher outside transportation costs, higher general and administrative expenses and increased costs related to vessel and barge dry-docking.

The Company’s SSAT joint venture contributed $0.1 million to operating income during the fourth quarter ended December 31, 2012 compared with $1.8 million during the fourth quarter ended December 31, 2011. The decline was primarily due to the loss of volume from several major customers.

Ocean Transportation — Twelve months ended December 31, 2012 compared with 2011

	Twelve Months Ended December 31
(Dollars in millions)	2012	2011	Change
Revenue	$1,189.8	$1,076.2	10.6%
Operating income(1)	$96.6	$73.7	31.1%
Operating income margin	8.1%	6.8%
Volume (units)(2)
Hawaii containers	137,200	140,000	(2.0)%
Hawaii automobiles	78,800	81,000	(2.7)%
China containers	60,000	59,000	1.7%
Guam containers	25,500	15,200	67.8%

(1)     The Company incurred additional costs related to the shutdown of CLX2 that did not meet the criteria to be classified as discontinued operations of approximately $0.5 million and $7.1 million and therefore reduced operating income for the twelve months ended December 31, 2012 and 2011, respectively.

(2)     Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

Ocean transportation revenue increased $113.6 million, or 10.6 percent, in the twelve months ended December 31, 2012 compared with the twelve months ended December 31, 2011.  The increase was due principally to significantly higher volume in the Guam trade that resulted from the exit of a major competitor in that trade in late 2011, an increase in China freight rates and increased fuel surcharges resulting from higher fuel prices, partially offset by reduced volumes in the Hawaii trade.

Container and automobile volume decreased in the Hawaii trade in the twelve months ended December 31, 2012 compared with the twelve months ended December 31, 2011: Hawaii container volume decreased 2.0 percent due to market weakness, competitive pressures, and a modest market contraction resulting from direct foreign sourcing of cargo; Hawaii automobile volume decreased 2.7 percent due primarily to the timing of automobile rental fleet replacement. Container volume in the China and Guam trades increased during the twelve months ended December 31, 2012 as compared to the twelve months ended December 31, 2011: China container volume increased 1.7 percent due to increased demand and a shift in direct foreign sourcing of cargo destined to Hawaii; Guam volume was substantially higher, increasing 67.8 percent in the twelve months due to gains related to the departure of a major competitor from the trade in mid-November 2011.

Ocean transportation operating income increased $22.9 million, or 31.1 percent, in the twelve months ended December 31, 2012 compared with the twelve months ended December 31, 2011. The increase in operating income was principally due to higher volume in the Guam trade and increased freight rates and volume in the China trade, partially offset by decreased volume in Hawaii, increased costs related to vessel and barge dry-docking and higher outside transportation costs. The Company also incurred higher terminal handling costs due primarily to increased wharfage and container handling rates, higher general and administrative expenses, including Separation costs, and higher vessel expenses.

The Company’s SSAT joint venture contributed $3.2 million to operating income during the twelve months ended December 31, 2012 compared with $8.6 million during the twelve months ended December 31, 2011. The decline was primarily due to the loss of volume from several major customers.

Logistics — Three months ended December 31, 2012 compared with 2011

	Three Months Ended December 31
(Dollars in millions)	2012	2011	Change
Intermodal revenue	$58.6	$56.2	4.3%
Highway revenue	36.0	36.6	(1.6)%
Total Revenue	$94.6	$92.8	1.9%
Operating income	$(2.8)	$(0.7)	(300.0)%
Operating income margin	(3.0)%	(0.8)%

Logistics revenue increased $1.8 million, or 1.9 percent, during the three months ended December 31, 2012 compared with the three months ended December 31, 2011. This increase was primarily the result of higher domestic intermodal volume, partially offset by modest decreases in highway volume.

Logistics operating income was adversely impacted during the three months ended December 31, 2012 compared with the three months ended December 31, 2011 by an impairment charge of an intangible asset and restructuring of a lease at its Northern California warehousing operation. Together, these charges totaled $3.9 million. Improvement in domestic intermodal, highway and expedited margins and decreases in general and administrative expenses partially offset these losses.

Logistics — Twelve months ended December 31, 2012 compared with 2011

	Twelve Months Ended December 31
(Dollars in millions)	2012	2011	Change
Intermodal revenue	$229.1	$234.5	(2.3)%
Highway revenue	141.1	151.9	(7.1)%
Total Revenue	$370.2	$386.4	(4.2)%
Operating income	$0.1	$4.9	(98.0)%
Operating income margin	0.0%	1.3%

Logistics revenue for the twelve months ended December 31, 2012, decreased $16.2 million, or 4.2 percent, compared with the twelve months ended December 31, 2011.  This decrease was primarily due to lower international intermodal and highway volumes. Intermodal volume declined primarily due to the shutdown of CLX2 and the loss of a major ocean carrier customer, partially offset by an increase in domestic volumes. Highway volume decreased due to the loss of certain full truckload customers.

Logistics operating income for the twelve months ended December 31, 2012 decreased $4.8 million compared with the twelve months ended December 31, 2011.  The reduction in operating income was due to the impairment charge of an intangible asset and restructuring of a lease at its Northern California warehousing operation and lower volume in international intermodal and highway, partially offset by lower general and administrative expenses.

Cash Generation & Capital Allocation

Matson continued to generate strong cash flow during the fourth quarter 2012 and for the twelve months ended December 31, 2012. EBITDA was $40.3 million in the fourth quarter 2012 compared to $30.4 million in the fourth quarter 2011, an increase of $9.9 million, or 32.6 percent. For the full year 2012 EBITDA was $168.8 million compared to $150.2 million in 2011, an increase of $18.6 million, or 12.4 percent.

Capital expenditures for the twelve months ended December 31, 2012 totaled $38.1 million compared with $47.2 million for the twelve months ended December 31, 2011.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.15 per share payable on March 7, 2013 to shareholders of record on February 14, 2013.

Debt Levels

Total debt as of December 31, 2012 was $319.1 million, of which $302.7 million was long term debt. During the fourth quarter 2012 the Company paid down its total debt by $9.5 million.

Acquisition of Reef Shipping Assets

On December 26, 2012 the Company announced that it entered into a definitive agreement to acquire the primary assets formerly owned by Reef Shipping, a South Pacific shipping company. On January 11, 2013, the transaction was completed. The Company paid a total of $9.6 million for the primary assets, financed by borrowings from the Company’s revolving credit facilities and cash on hand.

Teleconference and Webcast

Matson, Inc. has scheduled a conference call at 4:30 p.m. EST/1:30 p.m. PST/11:30 a.m. HST today to discuss its fourth quarter performance. The call will be broadcast live on the Company’s website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through 5:30 p.m. EST on Thursday, February 14, 2013 by dialing 1-877-344-7529 or 1-412-317-0088 and using the conference number 10023962. The slides and audio webcast of the conference call will be archived for one full quarter on the Company’s Investor Relations page of the Company’s website.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific. Matson provides a vital lifeline to the island economies of Hawaii, Guam and Micronesia and premium, expedited service from China to Southern California. The Company’s fleet of 17 vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing. Additional information about Matson, Inc. is available at the Company’s website.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”).

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors, including the timing of the entry of a competitor in the Guam trade lane; consummating and integrating acquisitions; conditions in the financial markets; changes in our credit profile and our future financial performance; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our former parent company’s (Alexander & Baldwin, Inc.) Annual Report on Form 10-K and our former parent company’s and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

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MATSON, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In millions, except per-share amounts) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Operating Revenue:
Ocean transportation	$303.7	$282.1	$1,189.8	$1,076.2
Logistics	94.6	92.8	370.2	386.4
Total operating revenue	398.3	374.9	1,560.0	1,462.6

Costs and Expenses:
Operating costs	342.1	336.2	1,338.1	1,280.1
Equity in income of terminal joint venture	(0.1)	(1.8)	(3.2)	(8.6)
Selling, general and administrative	32.4	28.7	119.8	112.5
Separation costs	—	—	8.6	—
Operating costs and expenses	374.4	363.1	1,463.3	1,384.0

Operating Income	23.9	11.8	96.7	78.6

Interest expense	(3.8)	(2.0)	(11.7)	(7.7)
Income from Continuing Operations Before Income Taxes	20.1	9.8	85.0	70.9
Income tax expense	4.4	3.1	33.0	25.1
Income From Continuing Operations	15.7	6.7	52.0	45.8
Loss from discontinued operations (net of income taxes)	(0.1)	(5.1)	(6.1)	(11.6)
Net Income	$15.6	$1.6	$45.9	$34.2

Basic Earnings (Loss) Per Share:
Continuing operations	$0.37	$0.16	$1.23	$1.10
Discontinued operations	—	(0.12)	(0.14)	(0.28)
Net income	$0.37	$0.04	$1.09	$0.82

Diluted Earnings (Loss) Per Share:
Continuing operations	$0.36	$0.16	$1.22	$1.09
Discontinued operations	—	(0.12)	(0.14)	(0.28)
Net income	$0.36	$0.04	$1.08	$0.81

Weighted Average Number of Shares Outstanding:
Basic	42.6	41.7	42.3	41.6
Diluted	42.9	42.1	42.7	42.0

Cash Dividends Per Share	$0.15	$0.315	$0.93	$1.26

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	December 31,	December 31,
	2012	2011
ASSETS
Cash	$19.9	$9.8
Other total current assets	214.2	265.2
Investment in terminal joint venture	59.6	56.5
Property — net	762.5	800.5
Other Assets	118.1	95.2
Long-term assets related to discontinued operations	—	1,317.1
Total	$1,174.3	$2,544.3
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$16.4	$17.5
Other current liabilities	177.0	261.2
Total current liabilities	193.4	278.7

Long-term debt	302.7	180.1
Deferred income taxes	251.9	255.1
Employee benefit plans	108.0	113.0
Other Liabilities	38.4	24.8
Long-term liabilities related to discontinued operations	—	570.1
Total long-term liabilities	701.0	1,143.1

Total shareholders’ equity	279.9	1,122.5
Total	$1,174.3	$2,544.3

EBITDA Reconciliation

	Three Months Ended December 31,
	2012	2011	Change
Net Income	$15.6	$1.6	$14.0
Subtract: Loss from discontinued operations	(0.1)	(5.1)	5.0
Add: Income tax expense	4.4	3.1	1.3
Add: Interest expense	3.8	2.0	1.8
Add: Depreciation and amortization	16.4	18.6	(2.2)
EBITDA(1)	$40.3	$30.4	$9.9

	Twelve Months Ended December 31,
	2012	2011	Change
Net Income	$45.9	$34.2	$11.7
Subtract: Loss from discontinued operations	(6.1)	(11.6)	5.5
Add: Income tax expense	33.0	25.1	7.9
Add: Interest expense	11.7	7.7	4.0
Add: Depreciation and amortization	72.1	71.6	0.5
EBITDA(1)	$168.8	$150.2	$18.6

(1)   EBITDA is defined as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization.  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.